Exhibit 3.49

AMENDED AND RESTATED
CERTIFICATE OF LIMITED PARTNERSHIP
OF
VIRGIN MOBILE USA, L.P.

Virgin Mobile USA, L.P., a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act (the “Act”), for the purpose of amending and restating its Certificate of Limited Partnership filed with the office of the Secretary of State of Delaware on October 16, 2007 under the name Virgin Mobile USA, L.P., hereby certifies that effective on February 18, 2020, its Certificate of Limited Partnership is amended and restated to read in its entirety as follows:

1.          The name of the limited partnership is Assurance Wireless USA, L.P.

2.          The address of the registered office of the limited partnership in Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808. The limited partnership's registered agent at that address is Corporation Service Company.

3.          The name and address of the general partner is as follows:

NAME	ADDRESS

VMU GP, LLC	6200 Sprint Parkway
Overland Park, KS 66251

IN WITNESS WHEREOF, this Amended and Restated Certificate of Limited Partnership, which restates and integrates and also further amends the Certificate of Limited Partnership as heretofore amended or supplemented, has been duly executed as of the 18th day of February, 2020 and is being filed in accordance with Section 17-210 of the Act by a general partner thereunto duly authorized and by each general partner designated herein as a new general partner.

/s/ Stefan K. Schnopp
Stefan K. Schnopp, Vice President of its General Partner, VMU GP, LLC